Exhibit 99.1

NeoRx Announces Orphan Drug Designation for Picoplatin
for Treatment of Small Cell Lung Cancer

SEATTLE (November 10, 2005) – NeoRx Corporation (NASDAQ:NERX) today announced that it has received orphan drug designation from the Office of Orphan Products Development at the U.S. Food and Drug Administration for the Company’s investigational product picoplatin, a next-generation platinum therapy, for the treatment of small cell lung cancer (SCLC).

“We are pleased to have received orphan drug designation for picoplatin in SCLC.  While platinum therapies are currently used to treat SCLC, many patients do not respond or relapse within a short time after chemotherapy.  As a result, there is a critical need for new therapies that are active in this disease and that can overcome the resistance that occurs with platinum compounds,” said Jerry McMahon, Ph.D., chairman and CEO of NeoRx.  “This designation from the FDA reinforces our belief that picoplatin could be an important potential treatment option for SCLC patients.”

Picoplatin is an intravenous platinum chemotherapeutic agent specifically designed to overcome platinum resistance.  In addition, testing in more than 500 patients indicates that picoplatin may have less toxicity than current platinum-based therapies.

Orphan designation is granted for treatments that offer potential therapeutic value for diseases that affect fewer than 200,000 people in the United States.  Orphan drug designation provides an accelerated review process, tax advantages and a seven-year period of market exclusivity in the United States upon product approval.

Phase II SCLC Trial

Picoplatin is currently being studied in an ongoing randomized, open-label, multi-center Phase II clinical trial in patients with platinum-resistant or refractory SCLC.  The trial is presently open to enrollment at approximately 25 clinical sites throughout the United States and Canada. NeoRx plans to commence clinical trials of picoplatin in Europe in the first quarter of 2006.

About Small Cell Lung Cancer

Small cell lung cancer is the most aggressive and deadly form of lung cancer, affecting approximately 15 percent of all lung cancer patients.  Approximately 25,000 new cases occur in the United States each year.  Although platinum therapies are the preferred treatment, no FDA-approved therapies are available for patients with platinum- refractory or –resistant disease.

About NeoRx

NeoRx is dedicated to the development and commercialization of oncology drugs that impact the lives of individuals afflicted with cancer and metastases.  The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy with improved safety features that is designed to overcome platinum-based chemoresistance.  NeoRx also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors for the treatment of cancer.  For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual product development activities and operating results include the risk that the Company may be unable to raise additional capital to fund its picoplatin program in 2006 and future operations, the uncertainty and timing of obtaining additional financing, actions by the FDA and other regulators, the Company’s ability to obtain required regulatory approvals, the progress and costs of the Company’s picoplatin clinical trials, the Company’s ability to generate future revenue from product sales or other sources such as collaborative relationships and future profitability, the Company’s dependence on patents and other proprietary rights, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

Corporate Communications

206-286-2517

jrathbun@neorx.com

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